SETTLEMENT, USE AND MANAGEMENT AGREEMENT AND DNR PERMIT


          THIS SETTLEMENT, USE AND MANAGEMENT AGREEMENT AND DNR PERMIT (this "Agreement") is made as of May 15, 1995, by and between Koch FUELS, INC., a Delaware corporation having its principal place of business at 4111 E. 37th Street North, Wichita, KS 67220, doing business as a private corporation in Iowa (hereinafter called "Koch") and the STATE OF IOWA (hereinafter called the "State"), acting by and through the IOWA DEPARTMENT OF NATURAL RESOURCES (hereinafter called the "DNR").


                            RECITALS

WHEREAS, Koch was provided a Special Warranty Deed dated June 2, 1987, whereby it purportedly received fee title to parcels of land in Pottawattamie County, Iowa, identified as "Parcel "A", Parcel "B" and Parcel "C" in Exhibit "A" hereto (hereinafter referred to as the "Real Estate");

WHEREAS, the Real Estate is riparian land with one of its contiguous borders being the Missouri River;

WHEREAS, the State has claimed ownership to portions of the Real Estate under the laws of the State, as applied by the courts of the State and interpreted by the DNR, based on a claim that such portions of the Real Estate formed by accretion to the bed of a navigable river within the State;

WHEREAS, Koch disputes the State's claim;

WHEREAS, portions of the Real Estate were substantially developed for industrial purposes before Koch purchased the Real Estate and before the State made any claim of ownership as to the Real
Estate;

WHEREAS, a good faith dispute exists between the DNR and Koch as to the boundaries between the portion of the Real Estate owned by Koch and the portion of the Real Estate owned by the State;

WHEREAS, Koch has filed an action in the Iowa District Court for Pottawattamie County at Council Bluffs (hereinafter referred to as the "District Court"), [insert Case Number], to quiet title to the Real Estate in Koch (hereinafter referred to as the "Quiet Title Action");

WHEREAS, the Real Estate is neither a park, a forest, a fish and wildlife area, nor a public recreation area;

WHEREAS, the Iowa Racing & Gaming Commission, an agency of the State, has determined that the people of the State will benefit if portions of the Real Estate are developed as a commercial recreational complex featuring a casino gambling boat and related appurtenances and facilities including, but not limited to, the following: one or more hotels, one or more shopping areas, docking and terminal facilities, parking areas, driveways and walkways;

WHEREAS, members of the public have made little, if any, use of the Real Estate for access to the Missouri River for recreational purposes;

WHEREAS, Koch has proposed to pay a one-time payment of Five Hundred Fifty-Six Thousand Five Hundred Fifty-Five Dollars ($556,555) (hereinafter referred to as the "Monetary Consideration") to an escrow agent, such Monetary Consideration to be paid by the escrow agent as directed by the DNR, but only to sellers of privately-owned real estate pursuant to agreements with the DNR, for State acquisition of privately-owned real estate which abuts the Missouri River, or adjoins State-owned real estate which abuts the Missouri River, or to a third party whose land is acquired to qualify such purchase agreement as an agreement for exchange of like-kind real estate, such acquired real estate to be held by the State in trust and maintained and managed by the DNR or another public agency for conservation purposes and for the benefit of the public;

WHEREAS, the Monetary Consideration will enable the DNR to acquire other real estate substantially expanding public recreational access to the Missouri River;

WHEREAS, Koch or its assignee propose to make certain improvements to the portion of the Real Estate identified as "Parcel "3"" on the diagram attached hereto as Exhibit "B" (hereinafter referred to as the "Premises") that will facilitate public access to and along the existing bank of the Missouri River;

WHEREAS, after the expiration of the term of years set forth herein for control by Koch or its assignee of the Premises (and any renewals which hereafter may be negotiated) said riparian parcel will be available for public recreational access to the Missouri River free of any impediments which would otherwise exist by virtue of Koch's claim to the Real Estate; and

WHEREAS, Koch and the State desire to settle the Quiet Title
Action and their dispute as to the ownership of the Real Estate and to provide for the development of the Real Estate for recreational purposes.


                           AGREEMENT

NOW THEREFORE, in consideration of the mutual promises of the parties hereto and other valuable consideration, the receipt of which is hereby acknowledged, in order to resolve the disputed claims of the parties, and, pursuant to the authority granted to the DNR under Chapter 28E, Section 461A.4 and Section 461A.24 of the 1995 Code of Iowa, Koch and the DNR agree as follows:

1. State Real Estate. In settlement of the Quiet Title Action and the disputed claims with respect to the Real Estate and in consideration of the Right to Use (as hereinafter defined), Koch hereby disclaims all of its interest in and acknowledges the State's title to the Premises, and Koch or its assignee shall execute and deliver to the DNR a quitclaim deed conveying all of its right, title and interest, if any, in and to the Premises to the State (subject to the Right to Use described below) upon the later of (i) approval of this Agreement by the District Court,
     (ii) approval of the Survey (described below) by the DNR and Koch, or (iii) payment of the Monetary Consideration into the escrow created pursuant to the terms of an escrow agreement in the form of Exhibit "C" attached hereto (hereinafter referred to as the "Escrow Agreement").

2. Koch Real Estate. In settlement of the Quiet Title Action and the disputed claims with respect to the Real Estate, and pursuant to Section 461A.24 of the Iowa Code, the DNR, on behalf of the State, hereby disclaims all of the State's interest in and acknowledges Koch's title to all those portions of the Real Estate not identified as "Parcel "3"" on the diagram attached hereto as Exhibit "B" (hereinafter referred to as "Koch's Property") and, the DNR shall execute and deliver to Koch a boundary line agreement in the form attached hereto as Exhibit "D" and an Affidavit Explanatory of Title and Disclaimer of Interest in Real Estate in the form attached hereto as Exhibit "E," disclaiming all of its right, title and interest, if any, in Koch's Property to Koch, upon the later of (i) approval of this Agreement by the District Court (ii) approval of the Survey by the DNR and Koch or (iii) payment of the Monetary Consideration into escrow pursuant to the terms of the Escrow Agreement. The State, through the appropriate State agency or authority shall provide Koch such other quitclaim deeds, disclaimers, affidavits, or other documentation as Koch shall reasonably request to evidence that it has fee title, including riparian rights, to Koch's Property free from any enforceable claims of the State with respect to title to or ownership of Koch's Property, specifically including, but not limited to, claims resulting from accretions from the bed of the Missouri River.

3. Right to Use Premises. Koch's prospective assignee anticipates developing the Premises with commercial or recreational facilities (which may include one or more shopping areas) that would be compatible with its adjoining casino gambling facilities. In settlement of the Quiet Title Action and the disputed claims with respect to the Real Estate, the DNR, on behalf of the State, hereby grants to Koch and its assignees, and their successors, assignees and mortgagees, employees, designees, agents, customers, licensees, and invitees the right to use (hereinafter referred to as the "Right to Use") the Premises for a term of fifty (50) years for commercial or recreational purposes including the development, construction, operation, management and use of retail facilities, hotel facilities, recreational vehicle parks, parking areas, and other uses compatible or complementary to the foregoing or to the operation of a gaming facility on adjoining property, all in accordance with applicable law. The Right to Use shall also include the right of Koch or its successor or assignee to grant to any other persons or entities, including any political subdivision of the State, the right to use all or any portion of the Premises for any or all of the uses otherwise permitted under the Right to Use. Public access consistent with the public trust doctrine shall be permitted;
     provided, however, nondiscriminatory access restrictions are permitted where necessary for safety or reasonable commercial or operational considerations.

4. Public Trust Improvements. Koch or its assignees shall construct the improvements described on Exhibit "F," attached hereto and incorporated herein by this reference, on the Real Estate and such improvements shall be reasonably available for use by the general public during the term of the Right to Use.

5. Settlement of Quiet Title Action. The Agreement is intended to be a full and complete settlement of the Quiet Title Action and of the claims of State and Koch with respect to ownership of the Real Property. The approval of this Agreement by the District Court, the Iowa Natural Resource Commission, and the Iowa State Executive Council shall be a condition precedent to its effectiveness. Each of Koch and the DNR agrees to use its best efforts to obtain the approval of this Agreement by the Iowa State Executive Council and the District Court.

6. Consideration. As additional consideration for the State's settling the Quiet Title Action and the disputed claims with respect to the Real Estate and granting the Right to Use to Koch, Koch shall pay the Monetary Consideration into the escrow created pursuant to the terms of the Escrow Agreement. DNR shall use the Monetary Consideration to purchase for the public privately-owned real estate which abuts the Missouri River or adjoins State-owned real estate which abuts the Missouri River. The DNR shall cause the escrow agent to pay the Monetary Consideration at the direction of the DNR, but only to sellers of such privately-owned real estate pursuant to written purchase agreements between the DNR and such sellers or to a third party whose land is acquired to qualify such purchase agreement as an agreement for exchange of like-kind real estate. The State shall hold such acquired real estate in trust. The DNR or another public agency shall maintain and manage the acquired real estate for conservation purposes and for the benefit of the public. The acquired real estate shall remain available for use by the general public for all purposes consistent with the public trust doctrine. The DNR has determined that the present value of the foregoing payment exceeds the present value of the aggregate amount that Koch might otherwise be required to pay to the DNR as consideration for the Right to Use under the DNR's Rule 571, Chapter 18. As such, the foregoing payment shall be in lieu of, and in complete and total satisfaction of, any payment that Koch might otherwise be required to pay to the DNR as consideration for the Right to Use under the DNR's Rule 571, Chapter 18.

7. DNR Permit; Improvements. Pursuant to Section 461A.4 of the 1995 Code of Iowa, the DNR has issued Construction Permit 9538, dated April 19, 1995 (hereinafter referred to as the "Existing Permit"), which authorizes inter alia excavation of the boat mooring area and the construction of certain improvements on the Koch Property. Paragraph 3 of the Existing Permit which conditions the Existing Permit on, inter alia, the approval "of a long term use agreement covering the land on which the construction will occur" is hereby deemed satisfied upon the date when this Agreement becomes effective. Neither Koch nor its assignee shall commence construction improvements on any portion of the Premises until the DNR shall have granted a permit under Section 461A.4 of the Iowa Code for such improvements. The DNR shall not unreasonably withhold or delay the approval and issuance of such permits. In determining the reasonableness of the exercise of the DNR's permitting authority, due consideration shall be given to the DNR's grant of the Right to Use as consideration for the covenants and agreements of Koch set forth herein, including the payment of the Monetary Consideration.

8. Permits. Except as set forth in Section 7 hereof, Koch or its assignees shall be solely responsible for obtaining any and all necessary permits and authorizations for activities including, without limitation, construction permits, casino gambling boat licensing, and Section 404 permits.

9. Boundary Management. Koch and its assignees shall be responsible for addressing any boundary problems affecting title to the Premises during the term of the Right to Use. Should any dispute arise during the term of the Right to Use with respect to the boundary between the Premises and any other property, Koch shall notify DNR and Koch and the DNR shall cooperate in resolving such dispute.

10. DNR's Use of Premises. The DNR reserves the right to enter upon the Premises at any time for any purpose in connection with programs of the DNR and temporarily use the Premises in such manner as does not materially interfere with the Right to Use.

11. Expenditure of Funds. Nothing in this Agreement shall obligate or bind either party to expend funds in excess of the funds available to such party.

12. Indemnification. Neither the State, nor any agency, official or employee thereof, shall be responsible for accidents of any nature which may occur within or upon the Premises. Koch and its successors and assignees hereby agree to indemnify and hold harmless the State, its agencies, officials and employees (collectively, the "Indemnified Parties") from and against all liability, loss, damage or expense (hereinafter collectively referred to as "Loss") which may arise in consequence of the State's entry into this agreement delegating authority to develop, maintain and manage the Premises. However, neither Koch nor its assignees shall have any duty to indemnify the Indemnified Parties or hold the Indemnified Parties harmless from Loss arising from the acts of officials, employees or agents of the State while on the Premises.

13.  Insurance.  Koch or its assignee, shall maintain in force
     (i) Commercial General Liability Insurance naming the State as an additional insured with a minimum combined single limit of $1,000,000 per occurrence with umbrella/excess coverage of not less than $4,000,000 for Bodily Injury and Property Damage and (ii) statutorily required Workers' Compensation insurance. During the term of the Right to Use, Koch or its assignee shall also maintain on file with the State a current certificate of insurance certifying the insurance coverages set forth above.

14. Term of Agreement. This Agreement and all obligations of the parties set forth herein, shall become effective only upon (i) the payment of the Monetary
     Consideration as set forth above, (ii) the duly authorized signature of the Director of the DNR and (iii) the closing of the sale or other transfer of Koch's interest in the Real Estate to Ameristar Casinos, Inc., a Nevada corporation or its designee (hereinafter called "Ameristar"). Unless and until Koch sells or transfers its interest in the Real Estate to Ameristar, the representations, recitals, covenants and other provisions of this Agreement shall be
     ineffective.   This Agreement shall remain in full force and
     effect until and including the date which is fifty (50) years after the date this Agreement becomes effective.

15. Termination and Suspension For Cause. This Agreement may be terminated upon thirty (30) days written notice to either party should it be determined the other party shall have failed in a material manner to comply with the terms of this Agreement and such non-compliance shall have continued for sixty (60) days after the party in non-compliance shall have received written notice setting forth with specificity the elements of the alleged non-compliance; provided, however, if such non-compliance is not reasonably susceptible of cure within such 60-day period and the party in non-compliance begins to cure such non-compliance within such 60-day period, then the party in non-compliance shall have such additional period of time as it reasonably requires to cure such non-compliance. In the event the party alleged to be in non-compliance shall be unwilling or unable to cure such non-compliance within the cure period set forth above, then this Agreement shall terminate thirty (30) days after the end of such time period allowed for curing the non-compliance. In addition, in the event an unexpected emergency endangers the public health or safety, then either party may unilaterally suspend this Agreement and the Right to Use, but only to the extent reasonably necessary to protect the public health and safety. Such suspension shall terminate and this Agreement shall be revived to the extent such suspension ceases to be reasonably necessary to protect the public health and safety.

16. Surrender of Premises. Upon the earlier of (i) the expiration or termination of this Agreement or (ii) the permanent abandonment of the Premises by Koch or its assignee or their successors in interest with respect to the Premises (hereinafter collectively referred to as "User"), User shall yield possession of the Premises to the DNR and shall, within ninety (90) days after such time, at the DNR's option, either (A) remove the improvements located on the Premises from the Premises and restore the Premises to open green space by removal of debris and grading and seeding the Premises in a reasonable manner or (B) assign and transfer the portion of the improvements located on the Premises to the DNR in its then existing condition. No later than sixty
     (60) days before the earlier of (i) expiration or termination of this Agreement or (ii) the permanent abandonment of the Premises by User, User shall deliver notice (hereinafter called the "Termination Notice") to the DNR requesting a meeting to discuss the disposition of the Premises. Promptly thereafter, User and the DNR shall use reasonable good faith efforts to meet at the Premises to inspect the Premises and discuss the disposition of the Premises. The DNR shall exercise the foregoing option on or before the date which is five (5) days before the earlier of
     (i) the expiration or termination, as the case may be, of this Agreement or (ii) the permanent abandonment of the Premises by User. If, due to unexpected or unforeseen circumstances or the termination of this Agreement for cause, User shall be unaware of the impending (i) termination of this Agreement or (ii) permanent abandonment of the Premises by User on the date when the Termination Notice would otherwise be required to be given, then the deadline for delivery of the Termination Notice shall be equitably adjusted to reflect the date when User could reasonably be expected to provide such notice.

17. Nondiscrimination. Koch shall not exclude any person from participation in, or deny any person the benefits of, the use of the Premises, or otherwise subject any person to discrimination with respect to the use of the Premises because of the person's race, color, national origin, age or disability.

18. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Iowa.

19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Except as set forth in the next sentence hereof, neither Koch nor any assignee of Koch shall assign this Agreement without the consent of the DNR, which consent shall not be unreasonably withheld or delayed. Koch may assign this Agreement to Ameristar. BY EXECUTION OF THIS AGREEMENT, THE DNR CONSENTS TO SUCH ASSIGNMENT, AND, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, UPON THE ASSIGNMENT OF THIS AGREEMENT TO AMERISTAR, KOCH SHALL BE RELIEVED OF ALL OBLIGATIONS AND LIABILITIES UNDER THIS AGREEMENT.

20. Interpretation. Should any dispute arise with respect to the enforceability or legality of this Agreement, each provision of this Agreement shall be interpreted so as to make such provision legal and enforceable and, to the extent any provision of this Agreement shall be determined to be illegal or unenforceable as drafted, such provision shall be deemed modified or limited to the extent necessary to cause such provision to be enforceable and legal.

21. Financing. Koch's assignee, Ameristar, contemplates obtaining financing consisting of one or more construction or permanent loans or a sale leaseback or similar arrangement to be secured by all or a portion of the improvements to be constructed on the Premises and User's rights under this Agreement (together with any refinancings of any of them, hereinafter called "Permitted Financing"). In the event User applies for or obtains any Permitted Financing, the DNR shall for each such Permitted Financing, notwithstanding the existence of any claim, dispute or litigation between the parties hereto, promptly execute and consent to a Mortgagee Attornment Agreement substantially in the form attached hereto as Exhibit "G" and shall agree to any additional terms or provisions reasonably requested by the lender under the Permitted Financing which relate to such lender's security interest in the improvements to be constructed on the Premises or in this Agreement.

22.  Limitations on Authority.     Notwithstanding any other
     provision of this Agreement, this Agreement shall not vest in Koch the authority to exercise any governmental functions or powers, including but not limited to, law enforcement activities delegated to the DNR under applicable regulations, statutes, and judicial decisions.

23. Recordation. Either party may record this Agreement in the office of the Pottawattamie County Recorder upon the satisfaction of all conditions precedent to the effectiveness of this Agreement.

24. Preparation of Survey. The parties shall cooperate and use commercially reasonable efforts to cause a survey (the "Survey") of the Real Property to be prepared to describe with greater particularity the boundary between the Koch Property and the Premises. The legal descriptions of the Koch Property and the Premises set forth in the Survey shall be deemed binding upon Koch and the State upon approval of the Survey by Koch and the DNR. Neither Koch nor the DNR shall unreasonably delay or withhold such approval. Following approval of the Survey, Koch and the DNR shall each use its best efforts to cause the District Court to enter a decree quieting title in the form of Exhibit "H" attached hereto reflecting the legal descriptions set forth in the Survey.

25. Approval by Executive Council of Iowa. Because portions of this settlement agreement might be construed as requiring approval of the Executive Council of Iowa, approval of the Executive Council of Iowa shall be obtained before this settlement agreement is presented to the District Court.

This Agreement is entered into as of the date first above written.

                         KOCH FUELS, INC.



                         By:   /s/ R.J. Witte
                         Name:    R.J. Witte
                         Title:    Vice President

ATTEST:
By:      /s/ H. Allen Coldwell
Name:  H. Allen Coldwell
Title:   Secretary

This agreement is entered into under the authority of a
resolution adopted at the regular meeting of the Natural Resource
Commission on    May 11, 1995                      , as shown in
the minutes thereof.

                         IOWA DEPARTMENT OF NATURAL RESOURCES



                         By:      /s/ Larry J. Wilson
                         Name:  Larry J. Wilson
                         Title:  Director


                         APPROVED BY:

                         EXECUTIVE COUNCIL OF IOWA



                         By:    /s/ Golda Beals
                         Name:  Golda Beals
                         Title:  Secretary
STATE OF IOWA               )
                            ) ss.
COUNTY OF      Polk         )

     On the _7__ day of ___June________________, 1995, before me, a  notary Public in and for said State, personally appeared Larry
J. Wilson who stated that he is the duly appointed and acting Director of the Iowa Department of Natural Resources and that the Iowa Natural Resource Commission by majority vote at its meeting on May 11, 1995 authorized him to execute the foregoing instrument, and that he executed the foregoing instrument as his voluntary act and deed and as the voluntary act and deed of the Iowa Department of Natural Resources.



                                  /s/ Junie R. Gookin
                              Notary Public in and for the
                                     State of Iowa


STATE OF KANSAS             )
                            ) ss.
COUNTY OF SEDGWICK          )

    On the __5__ day of __June_________________, 1995, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared ____R.J. Witte___, to me personally known, who being by me duly sworn, did say that (s)he is the ___Vice President______ of the corporation executing the within and foregoing instrument that the seal affixed thereto is the seal of the corporation; that the instrument was signed and sealed on behalf of the corporation by authority of its Board of Directors; and that __R.J. Witte_______ as officer acknowledged the execution of the foregoing instrument to be the voluntary act and deed of the corporation, by it and by (him/her) voluntarily executed.



                                  /s/ Laure A. Palmer
                              Notary Public in and for the
                                     State of Iowa
STATE OF IOWA               )
                            ) ss.
COUNTY OF POLK              )

    On the __7__ day of __June_________________, 1995, before me, a notary Public in and for said State, personally appeared Golda Beals who stated that she is the duly appointed and acting Secretary of the Executive Council of Iowa and that the Executive Council of Iowa by majority vote at its meeting on May 15, 1995 authorized her to execute the foregoing instrument, and that she executed the foregoing instrument as her voluntary act and deed of the Executive Council of Iowa.



                                 /s/ Diane J. Birchard
                              Notary Public in and for the
                                     State of Iowa


EXHIBIT "A"

     THE REAL ESTATE


EXHIBIT "B"

     DIAGRAM OF THE KOCH PROPERTY AND THE PREMISES


EXHIBIT "C"

     FORM OF ESCROW AGREEMENT


EXHIBIT "D"

     FORM OF THE BOUNDARY LINE AGREEMENT


EXHIBIT "E"

     FORM OF THE AFFIDAVIT EXPLANATORY OF TITLE AND DISCLAIMER OF
     INTEREST


EXHIBIT "F"

     THE PUBLIC TRUST IMPROVEMENTS


EXHIBIT "G"

     FORM OF MORTGAGEE ATTORNMENT AGREEMENT


EXHIBIT "H"

     FORM OF COURT DECREE